INDEPENDENT CONTRACTOR AGREEMENT FOR SERVICES

(Director of Management Services)

THIS AGREEMENT made and entered into this 30th day of November, 2009 (the “Effective Date”) by and between UOMO Media Inc., (“UOMO”) a Nevada Corporation, and Katrina Lopes, a sole proprietor ("Independent Contractor") according to the terms and conditions set forth below:

I.

SERVICES.  UOMO hereby engages Independent Contractor to render services as the Director of Management Services.  Said services shall include, but are not limited to (a) Increasing song placement outside Canada through:

i) Management and coordination of the song catalogue; ii) Maintaining consistent correspondence with global A&Rs;

iii) Providing UOMO with consistent info on who’s looking for music domestically and internationally; iv) Providing clients with monthly targets on who to focus their writing and producing efforts on domestically and internationally;

v) Creating profiles for UOMO clients on the artists seeking music. (b) Managing all admin functions of UOMO’s Management Services division; (c) Developing strategies and creative direction of Management Services; (d) Representing UOMO to the public; (e) Keeping UOMO informed of any material events; and (f) Such services usually and customarily rendered by and required of persons engaged in the capacity of Director of Management Services.

II.

TERM/TERMINATION.  Independent Contractor will commence performance of services for UOMO starting on October 1, 2009 and will continue for a period of six months (6) months until March 31, 2010 (“Term”) with the understanding that either party may terminate Independent Contractor's services at any earlier date with sixty (60) days prior written notice and with no further obligation to the other Party, except full payment for services rendered as agreed by the parties herein.  In the absence of the formal termination or renegotiation of terms of this Agreement during the initial term, this Agreement will automatically renew for a period of six (6) months (“Renewal Term”) on the same terms of this agreement for a minimum of one (1) more renewal period.

III.

COMPENSATION.  In consideration for services rendered, UOMO shall pay Independent Contractor and Independent Contractor accepts the following:  TBD and as outlined in the Side Letter Agreement.

IV.

EXPENSES. The Company shall reimburse the Independent Contractor for all appropriate business related expenses incurred on behalf of the Company within 30 days of receiving satisfactory written documentation and backup (sufficient to be audited and included in the Company’s tax return) setting out the expense incurred by the Independent Contractor subject to approval from the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, or the board of directors of the Company.

V.

RIGHTS SECTION.  Independent Contractor acknowledges and agrees that the results and proceeds of her services pursuant to this Agreement shall be deemed the property of UOMO.  UOMO shall be the sole owner of any and all rights in and to UOMO's Project(s) for which Independent Contractor renders services.  UOMO has the right to its Project(s) (including the results and proceeds of Independent Contractor's services), in part or in whole, throughout the Universe in any manner and/or media now known or hereafter devised in perpetuity, without any further approval of or obligation to Independent Contractor, unless otherwise agreed to in writing by the Parties.

VI.

CONFLICT. Independent Contractor will not, during the Initial Term or during any Renewal Term, provide any service to any person where the performance of that service may or does, in the reasonable opinion of the Independent Contractor or the actual knowledge of the Independent Contractor give rise to a conflict of interest between the obligations of the Independent Contractor under this Agreement, and the obligations of the Independent Contractor to such other person.  Independent Contractor may not manage any artists, producers, songwriters outside of UOMO.

The Company acknowledges the following:

(i)

Independent Contractor’s involvement with Fund Acquisition and Consultant Enterprise Inc. (“FACE”)

Under no circumstances will any legitimate activity by the Independent Contractor in carrying out the business of FACE be deemed a conflict of interest or an activity in competition with the Company, provided:

(a) the Independent Contractor does not, during the Initial Term or any Renewal Term of this Agreement, directly or indirectly, solicit, endeavor to solicit, or seek to gain the custom of, canvass, or interfere with any person that was a customer of the Company, unless such person was a customer of FACE prior to the Effective Date; or the Board of Directors of the Company has provided written consent to such solicitation or attempted solicitation; and

161 Bay Street, 27th Floor, Toronto, ON.   M5J 2S1    Tel: 416.368.4400

(b)  the Independent Contractor complies with all requirements of Article IX of this Agreement.

VII.

SUPERVISION AND CONTROL.  Independent Contractor shall be responsible for the method and manner in which Independent Contractor performs her tasks.  It is the intention of the parties that UOMO shall be in sole control of the overall projects assigned to Independent Contractor, and Independent Contractor shall adhere to the reasonable direction of Mr. Camara Alford, CEO or his designee.  Independent Contractor agrees that she shall be acting as an independent contractor in providing her services hereunder, and no agency, partnership, employer-employee, or similar relationship shall be deemed to exist.  Independent Contractor shall be solely responsible for obtaining and paying for all local, state, or federal taxes required by law.  Independent Contractor shall comply with all applicable local, state, or federal laws and with all lawful rules and regulations of any union, guild or other collective bargaining entity properly having jurisdiction.

VIII.

TAXES.  The Independent Contractor will promptly pay, and be solely responsible for paying, as the same become due and payable as a result or consequence of monies paid or payable by the UOMO to the Independent Contractor pursuant to this Agreement, all amounts payable pursuant to applicable tax statutes, workers¹ compensation or workplace safety and insurance statutes, pension plan statutes, and any other taxes, statutory deductions, contributions, and assessments on income required by the State of Nevada, the Province of Ontario, the Government of Canada, the Government of the United States, and any other government or regulatory authority, agency or body.

IX.

CONFIDENTIALITY. The Independent Contractor acknowledges and agrees that UOMO has certain confidential information which it desires to remain confidential, such information is defined to include, but is not limited to, knowledge of trade secrets whether patented or not, computer programs, research and development data, testing and evaluation plans, business plans, opportunities, forecasts, products, strategies, proposals, suppliers, sales, manuals, work programs, financial and marketing information, customer lists or names, and information regarding customers, contracts and accounts of UOMO whether printed, stored electronically, or provided verbally (the “Confidential Information”). The Independent Contractor agrees that, for a period of twelve (12) months from receipt of information from the other party hereunder, she will use the same means she uses to protect her own confidential proprietary information, but in any event not less than reasonable means, to prevent the disclosure and to protect the confidentiality of both (i) written information received from UOMO which is marked or identified as confidential, and (ii) oral or visual information identified as confidential at the time of disclosure which is summarized in writing and provided to the Independent Contractor in such written form promptly after such oral or visual disclosure.  The foregoing will not prevent the Independent Contractor from disclosing Confidential Information which belongs UOMO if it is (i) already known by the Independent Contractor without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of the Independent Contractor, (iii) rightfully received from a third party, (iv) independently developed by the Independent Contractor without use of UOMO’s Confidential Information, (v) approved by UOMO for disclosure, or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the Independent Contractor provides UOMO with notice of such requirement prior to any such disclosure.  The Independent Contractor understands and agrees that she shall not use directly or indirectly, any Confidential Information for her own benefit or for the benefit of any person competing or endeavoring to compete with UOMO.

X.

INDEMNIFICATION/LIABILITY.  Independent Contractor and UOMO each agree to indemnify and hold the other harmless, including UOMO’s employees, officers, directors, stockholders, successors and assigns against all claims, damages, liabilities, costs, expenses, and judgments, including reasonable attorneys' fees, resulting from claims arising from the fulfillment of each parties respective obligations contained in this Agreement.

XI.

ENTIRE AGREEMENT.  This Agreement shall be governed by the laws of the Province of Ontario.  With respect to the subject matter hereof, this Agreement contains the complete and exclusive statement of the agreement between the parties and supersedes all prior agreements and understandings (whether oral or written) between the parties.  This Agreement may not be modified or amended except in a writing executed by UOMO and Independent Contractor which refers to this Agreement.  This Agreement will not be binding on UOMO unless and until this Agreement has been signed by all parties and a fully executed Agreement has been returned to UOMO.

161 Bay Street, 27th Floor, Toronto, ON.   M5J 2S1    Tel: 416.368.4400

INDEPENDENT CONTRACTOR hereby acknowledges and accepts the foregoing terms and conditions by signing below.  The parties have caused this Agreement to be executed as of the date first written above.

KATRINA LOPES

UOMO MEDIA INC.

/s/ Katrina Lopes

/s/ Camara Alford

[Name]

[Name]

Katrina Lopes

Camara Alford

[Print Name]

[Print Name]

___________________________________

CEO & Chairman

[Title]

[Title]

November 30, 2009

November 30, 2009

[Date]

[Date]

161 Bay Street, 27th Floor, Toronto, ON.   M5J 2S1    Tel: 416.368.4400